Exhibit 99.1

Atlas Financial Holdings Announces 2017 Second Quarter Financial Results
Company to Hold Conference Call on Tuesday, August 8, 2017 at 8:30 a.m. ET
Second Quarter 2017 Financial Performance Summary (comparisons to Second Quarter 2016 unless noted):

•	Total revenue for the three month period ended June 30, 2017 increased by 28.9% to $55.7 million

•	Gross premium written increased by 18.6% to $57.4 million

•	In-force premium as of June 30, 2017 increased 20.4% to $264.6 million compared to $219.8 million

•	Underwriting income for the second quarter 2017 was $7.5 million compared to $6.4 million

•	The combined ratio for the second quarter 2017 was 86.2% compared to 84.8%

•
Net income for the second quarter 2017 was $5.5 million, or $0.45 per common share diluted, compared to $4.9 million, or $0.38 per common share diluted, representing a $0.07 or 18.4% increase from second quarter 2016

•	Book value per common share on June 30, 2017 was $11.50, compared to $10.54 as of December 31, 2016 and $11.27 as of June 30, 2016

•	Annualized return on equity (“ROE”) was 16.2% in the second quarter 2017 compared to 14.0% in the prior year period

Chicago, Illinois (August 7, 2017) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today reported its financial results for the second quarter ended June 30, 2017.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “We were pleased to deliver solid operating results in the second quarter highlighted by a strong combined ratio of 86.2%, improved underwriting income, and annualized return-on-equity of 16.2%. These bottom-line improvements were driven by our specialty strategic focus on distinct niche markets within commercial auto insurance where the combination of Atlas’ expertise and strong value proposition allow us to generate better than industry results. We continue to leverage the use of analytics to amplify the value of the unique data our organization historically acquired and continuously refreshes, increasingly with the additional benefit of in-vehicle and other emerging technologies. Through this approach, our team is able to specifically target the right markets, evaluate and price risk appropriately, best manage claims and other expenses and ultimately adapt quickly to turn potential long-term challenges into opportunities as conditions evolve. During the second quarter, we achieved solid growth of 18.6% in gross written premiums, as market share and market size expansion in our limousine/livery and

Exhibit 99.1

para-transit markets continued to overtake lesser reductions in the traditional taxi business. On a macro basis, we continue to see pricing increase across commercial auto increase. Last year, Atlas exhibited both price leadership in our niche market and discipline in terms of growth with our consistent priority on return on equity in mind. The most recent quarter exemplifies Atlas’ ability to grow our business with expanding operating margins through our commitment to this discipline. While we continue to encourage a long-term view, we are certainly proud of the results in the most recent quarter.”

Financial and Operational Review
Premium Written: For the three month period ended June 30, 2017, gross premium written was $57.4 million compared to $48.4 million for the three month period ended June 30, 2016, representing an 18.6% increase. Gross premium written increased primarily due to growth in para-transit, limousine and livery accounts in California, Illinois, New Jersey and New York partially offset by a reduction in taxi business in Louisiana, Minnesota and Nevada and overall business reductions in Michigan.
Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes its core business in 42 of these states plus the District of Columbia. Compared to the three month period ended June 30, 2016, Atlas experienced growth in gross premium written in its core business in 26 states for the three month period ended June 30, 2017. In 6 of those 26 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas’ value proposition and the current market environment. The largest increases resulted from para-transit, limousine and livery business in California, New Jersey and New York.
Combined Ratio: Atlas’ combined ratio increased for the three month period ended June 30, 2017 to 86.2%, compared to 84.8% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred for the three month period ended June 30, 2017 was 60.1%, compared to 58.8% for the three month period ended June 30, 2016. The loss ratio increased year over year primarily due to the Company’s continued review of underwriting profitability by product and state and higher than expected claim costs associated with Atlas’ participation in non-voluntary assigned risk pools. The Company continues to see incremental opportunities to build on decades of experience in the claims area coupled with increasing use of analytics to increase expected margin in subsequent quarters. As previously announced, the Company is utilizing machine learning based predictive analytics in the claim area, in addition to using it as an underwriting tool, to further leverage the data, experience and expertise within its organization. To achieve this, Atlas leverages data and experience accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value for both our customers and stakeholders. On a year over year basis, the Company expects its loss ratio to continue to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities.

Exhibit 99.1

•	Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended June 30, 2017 was 26.1% compared to 26.0% for the three month period ended June 30, 2016.
The table below details the comparisons of each component of the Company’s combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Loss Ratio	60.1%	58.8%	60.3%	59.3%
Underwriting Expense Ratio:
Acquisition cost ratio	12.3%	9.5%	11.5%	9.6%
Other underwriting expense ratio	13.3%	15.5%	14.1%	15.3%
Underwriting expense ratio before expenses related to stock purchase agreements and share-based compensation expenses	25.6%	25.0%	25.6%	24.9%
Expenses recovered related to stock purchase agreement ratio	—%	—%	—%	(0.5)%
Share-based compensation expense ratio	0.5%	1.0%	0.6%	0.9%
Underwriting expense ratio	26.1%	26.0%	26.2%	25.3%
Total combined ratio	86.2%	84.8%	86.5%	84.6%
Atlas’ underwriting expense ratio for the three month period ended June 30, 2017, excluding the impact of share-based compensation expenses and expenses related to stock purchase agreements, was 25.6% and continues to fall within the Company’s previously communicated annualized target range of 24.5% to 26.5%. While this ratio can vary quarter to quarter, on a full year basis, based on the Company’s current anticipated year over year growth trend, underwriting expenses are expected to be within, and on the high end, of this range. Having achieved our initial goal of reaching this range, the Company’s focus going forward will be continuous improvement in terms of operating expenses, while maintaining an appropriate re-investment into research and development to ensure that our organization is able to continue leading the industry in terms of existing and developing niche markets on which Atlas focuses.
As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows:

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Acquisition costs	14.9%	14.1%	14.3%	13.9%
Other insurance general and administrative expenses	11.8%	12.8%	12.6%	12.7%
Expenses recovered related to stock purchase agreements	—%	—%	—%	(0.4)%
Share-based compensation expense	0.5%	0.8%	0.5%	0.8%
Total underwriting expense ratio	27.2%	27.7%	27.4%	27.0%

Exhibit 99.1

Underwriting Results: Underwriting profit increased to $7.5 million for the three month period ended June 30, 2017, compared to $6.4 million in the same period of the prior year, representing a 17.1% increase.
Net Income before Taxes: Net income before taxes increased to $8.5 million for the three month period ended June 30, 2017, compared to $7.5 million in the same period of the prior year, representing a 13.0% increase.
Income Taxes: Atlas recognized tax expense of $3.0 million for the three month period ended June 30, 2017 compared to tax expense of $2.6 million in the same period of the prior year.
Net Income: Atlas reported net income of $5.5 million for the three month period ended June 30, 2017, compared to $4.9 million for the three month period ended June 30, 2016.
Earnings per share (“EPS”): Atlas generated $0.45 per common share diluted for the three month period ended June 30, 2017. This compares to $0.38 per common share diluted as reported for the three month period ended June 30, 2016.
Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended June 30, 2017 and 2016:

	Three Month Periods Ended
	June 30, 2017	June 30, 2016
Weighted average common shares outstanding	12,045,519	12,045,519
Dilutive potential ordinary shares:
Dilutive stock options	136,361	179,835
Dilutive shares upon preferred share conversion	—	522,397
Dilutive average common shares outstanding	12,181,880	12,747,751

Balance Sheet/Investment Overview
Book Value: Book value per common share was $11.50 based on 12,045,519 common shares outstanding as of June 30, 2017, compared to $10.54 based on 12,045,519 common shares outstanding as of December 31, 2016. Book value per common share of $11.50 increased by $0.96 relative to December 31, 2016 as follows:
$0.84    increase related to net income after tax and before items indicated below;
$0.02    increase related to the change in net realized investment gains after tax;
$0.05    increase related to the change in unrealized gains/losses after tax; and
$0.05    increase related to share-based compensation.
$0.96    total increase from December 31, 2016 book value per common share

Cash and Invested Assets: Cash and invested assets as of June 30, 2017 totaled $241.8 million as compared to $224.8 million as of December 31, 2016.
Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income

Exhibit 99.1

securities with overall maturities that correlate with the payout patterns of Atlas’ claims liabilities and other liquidity needs. Other than fixed income investments are limited to an appropriately small percentage of our portfolio and are generally opportunities identified through the Company’s specialty focus or by leveraging the resources of our business partners. As of June 30, 2017, the average life on the Company’s portfolio was 4.6 years with a duration of 3.6 years. The Company’s investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.
Investment Income / Yield: Atlas generated net investment income of $1.3 million and $1.1 million for the quarters ended June 30, 2017 and 2016, as well as $284,000 and $155,000 of realized gains, respectively. The gross annualized investment yield on the Company’s fixed income securities was 2.3% and 2.0% for the quarters ended June 30, 2017 and 2016, respectively. The gross annualized investment yield on the Company’s cash and cash equivalents was 0.3% and 0.1% for the quarters ended June 30, 2017 and 2016, respectively. The increase in investment income from the prior year period was primarily the result of higher returns on equity method investments and interest income on collateral loans, partially offset by lower interest income on the Company’s fixed income securities portfolio.

Outlook for 2017
Mr. Wollney concluded, “Over the second half of 2017, Atlas’ principal focus is to continue the integration of technology and analytics to optimize the ecosystem including our organization, distribution partners, and insureds. Given that our target market is a higher-frequency line of business, we expect the incremental benefit from predictive analytics and telematics related initiatives underway to be particularly impactful for Atlas. Based on our continuing efforts to create awareness, coupled with the improving capability and reduced cost of emerging in-vehicle and other technologies, there is an increased opportunity to measure and improve the driving habits of properly licensed drivers that fit our underwriting criteria. When coupled with our deep repository of data and experience, we expect to see lesser volatility in loss ratios over time while simultaneously identifying potential areas or markets where loss experience is changing more quickly than was historically possible. This is allowing Atlas to grow in the right markets without sacrificing our disciplined commitment to better-than-industry bottom line results. During the second quarter we reported an annualized ROE in the high teens (16.2% annualized) and feel well positioned to improve based on the current market environment.”

Exhibit 99.1

Conference Call Details
Date/Time:            Tuesday, August 8, 2017 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770
To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “Atlas”.
An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q2-2017. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.
For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas’ financial statements reflect consolidated results of Atlas’ subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Additional information about Atlas, including a copy of Atlas’ 2016 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas’ website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Exhibit 99.1

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2016 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
($ in ‘000s, except for share and per share data)

	Three Month Periods Ended		Six Month Periods Ended
Condensed Consolidated Statements of Income	June 30, 2017 (unaudited)	June 30, 2016 (unaudited)	June 30, 2017 (unaudited)	June 30, 2016 (unaudited)
Net premiums earned	$54,049	$41,802	$102,475	$83,555
Net investment income	1,266	1,112	2,409	1,765
Net realized investment gains	284	155	418	394
Other income	103	127	217	229
Total revenue	55,702	43,196	105,519	85,943
Net claims incurred	32,469	24,574	61,769	49,514
Acquisition costs	6,670	3,970	11,766	8,023
Other underwriting expenses	7,342	6,783	14,933	13,354
Amortization of intangible assets	98	98	195	195
Interest expense	644	266	912	499
Expenses recovered pursuant to stock purchase agreement	—	—	—	(402)
Total expenses	47,223	35,691	89,575	71,183
Income from operations before income tax expense	8,479	7,505	15,944	14,760
Income tax expense	2,969	2,605	5,582	5,049
Net income	5,510	4,900	10,362	9,711
Less: Preferred share dividends	—	78	—	161
Net income attributable to common shareholders	$5,510	$4,822	$10,362	$9,550

Basic weighted average common shares outstanding	12,045,519	12,045,519	12,045,519	12,045,519
Earnings per common share, basic	$0.46	$0.40	$0.86	$0.79
Diluted weighted average common shares outstanding	12,181,880	12,747,751	12,191,646	12,749,083
Earnings per common share, diluted	$0.45	$0.38	$0.85	$0.76

Condensed Consolidated Statements of Comprehensive Income

Net income	$5,510	$4,900	$10,362	$9,711

Other comprehensive income:
Changes in net unrealized investment gains	733	1,756	1,082	4,661
Reclassification to net income	(150)	288	(239)	248
Effect of income tax	(204)	(715)	(295)	(1,718)
Other comprehensive income	379	1,329	548	3,191
Total comprehensive income	$5,889	$6,229	$10,910	$12,902

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in ‘000s, except for share and per share data)

	June 30, 2017 (unaudited)	December 31, 2016
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $153,761 and $157,451)	$153,826	$156,487
Equity securities, at fair value (cost $4,401 and $5,598)	4,841	6,223
Other investments	33,914	32,181
Total Investments	192,581	194,891
Cash and cash equivalents	49,228	29,888
Accrued investment income	1,656	1,228
Premiums receivable (net of allowance of $2,980 and $2,366)	95,685	77,386
Reinsurance recoverables on amounts paid	6,646	7,786
Reinsurance recoverables on amounts unpaid	27,938	35,370
Prepaid reinsurance premiums	14,002	13,372
Deferred policy acquisition costs	17,228	13,222
Deferred tax asset, net	17,327	18,498
Goodwill	2,726	2,726
Intangible assets, net	4,340	4,535
Property and equipment, net	12,680	11,770
Other assets	8,429	12,905
Total Assets	$450,466	$423,577

Liabilities
Claims liabilities	$118,989	$139,004
Unearned premiums	143,271	113,171
Due to reinsurers	8,747	8,369
Notes payable, net	23,935	19,187
Other liabilities and accrued expenses	16,667	16,504
Total Liabilities	$311,609	$296,235

Shareholders’ Equity
Preferred shares, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: June 30, 2017 and December 31, 2016 - 0. Liquidation value $1.00 per share	$—	$—
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued and outstanding: June 30, 2017 - 11,930,703 and December 31, 2016 - 11,895,104	36	36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: June 30, 2017 - 100,000 and December 31, 2016 - 128,191	—	—
Additional paid-in capital	199,849	199,244
Retained deficit	(61,356)	(71,718)
Accumulated other comprehensive income (loss), net of tax	328	(220)
Total Shareholders’ Equity	138,857	127,342
Total Liabilities and Shareholders’ Equity	$450,466	$423,577

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements
Atlas uses these non-GAAP financial measures in order to present its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. The non-GAAP financial measures that Atlas presents may not be comparable to similarly-named measures reported by other companies.
Adjusted operating income, before tax includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, policy acquisition costs and general operating expenses.
Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Tax ($ in ‘000s, except per share data)

	Three Month Periods Ended				Six Month Periods Ended
	June 30, 2017		June 30, 2016		June 30, 2017		June 30, 2016
Net income	$5,510	$0.45	$4,900	$0.38	$10,362	$0.85	$9,711	$0.76
Add: income tax expense	2,969	0.25	2,605	0.21	5,582	0.46	5,049	0.40
Add: expenses recovered pursuant to stock purchase agreement	—	—	—	—	—	—	(402)	(0.03)
Add: interest expense	644	0.05	266	0.02	912	0.07	499	0.04
Less: net realized investment gains	284	0.02	155	0.01	418	0.03	394	0.03
Less: other income	103	0.01	127	0.01	217	0.02	229	0.02
Adjusted operating income, before tax	$8,736	$0.72	$7,489	$0.59	$16,221	$1.33	$14,234	$1.12
After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders’ equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders’ Equity to Common Equity ($ in ‘000s)
As of:	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Total shareholders’ equity	$138,857	$132,683	$127,342	$142,958	$136,341	$129,622
Less: preferred shares	—	—	—	(6,539)	(6,539)	(6,941)
Less: accrued dividends on preferred shares	(333)	(333)	(333)	(622)	(543)	(460)
Total common equity	$138,524	$132,350	$127,009	$135,797	$129,259	$122,221

Exhibit 99.1

Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity ($ in ‘000s)

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income	$5,510	$4,900	$10,362	$9,711
Average equity	135,769	139,648	133,099	136,289
Return on equity	16.2%	14.0%	15.6%	14.2%

Net income	$5,510	$4,900	$10,362	$9,711
Preferred share dividends accrued	—	(78)	—	(161)
Net income attributable to common shareholders	$5,510	$4,822	$10,362	$9,550
Average common equity	135,437	132,527	132,767	129,008
Return on average common equity	16.3%	14.6%	15.6%	14.8%